                                                                     EXHIBIT 2.2

                                                                      ROLL NO. 7

                                    [GRAPHIC]

                                      DONE

                     AT FRANKFURT AM MAIN ON APRIL 27, 2001


  Before me, the undersigned German lawyer David Wendt as officially appointed representative of the notary public

                                 DR. PETER GAMON

 in the district of the Court of appeals (Oberlandesgericht) Frankfurt am Main with the office in Frankfurt am Main

appeared today in the offices of Hengeler Mueller Weitzel Wirtz, Bockenheimer Landstrasse 51, 60325 Frankfurt am Main:

1. Dr. Konrad Wartenberg, having his business seat at Taumusanlag 11, Frankfurt, hereinafter not acting on his own behalf, but in the name and on behalf of Messer Industriegesellschaft mbH, a German limited liability company
(GmbH), registered with the commercial register Konigstein, by virtue of a written power of attorney dated 26 April, 2001, the original of which was presented at notarisation, and a copy of which is attached to this deed, the Deputy Notary certifying that said copy is a true and complete copy of the original.

2. Dr. Klaus Peter Weber, having his business seat at Breite Strasse 69,
40213 Dusseldorf, hereinafter not acting on his own behalf, but in the name and on behalf of Messer Griesheim GmbH, a German limited liability company (GmbH), registered with the commercial register Frankfurt am Main under HRB 7812, by virtue of a power of attorney dated 26 April, 2001, which was presented at notarisation, and a copy of which is attached to this deed, the Deputy Notary certifying that said copy is a true and complete copy of the original.

3. Dr. Christof Jackle, having his business seat at Bockenheimer Ldstr 51, Frankfurt, hereinafter not acting on his own behalf, but in the name and on behalf of CORNELIA Verwaltungsgesellschaft mbH, a German limited liability company (GmbH), registered with the commercial register Frankfurt am Main under HRB 50040, by virtue of a power of attorney dated 24 April, 2001, the original of which was presented at notarisation, a copy of which is attached to this deed, the Deputy Notary herewith certifying that said copy is a true and complete copy of the original.

4. Dr. Alfred Kossmann, having his business seat at Breite Str-69, 40213, Dusseldorf hereinafter not acting on his own behalf, but in the name and on behalf of Hoechst Aktiengesellschaft, a German stock corporation (AG), registered with the commercial register Frankfurt am Main under HRB 14500, by virtue of a written power of attorney dated December 18, 2000, the original of which has been submitted to the deputy notary upon notarisation of the deed G680/2000, 30/31st December, 2000.

5. Dr. Andrea Eggenstein, having her business seat at Breite Strasse 69,
40213 Dusseldorf, hereinafter not acting on her own behalf, but in the name and on behalf of DIOGENES Zwanzigste Vermogensverwaltungs GmbH, a German limited liability company (GmbH), registered with the commercial register Frankfurt am Main under HRB 48032, by virtue of a written power of attorney dated December 20, 2000, the original of which has been submitted to the deputy notary upon notarisation of the deed G680/2000, 30/31st December, 2000.

The Appeared identified themselves to the Notary by virtue of their official passports and identity cards.

The Appeared asked the notarization to be done partially in English. The Notary who is fluent in the English language ascertained that the Appeared have sufficient command of the English language. After having been instructed by the Deputy Notary, the Appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation hereof.

The Deputy Notary advised the Appeared about the provision of Section 3 para. 1 no. 7 Act on Recording Official Documents (Beurkundungsgesetz). The Appeared denied the applicability of this provision.

Thereupon, the Appeared requested the notarization of the following:

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================================================================================


                                AMENDMENT OF THE
                         BUSINESS COMBINATION AGREEMENT
                            AS OF 30/31 DECEMBER 2000

                            dated as of 27 April, 2001

                                      among

                        MESSER INDUSTRIEGESELLSCHAFT MBH,
                             MESSER GRIESHEIM GMBH,
                      CORNELIA VERWALTUNGSGESELLSCHAFT MBH,
                           HOECHST AKTIENGESELLSCHAFT
                                       and
                               DIOGENES ZWANZIGSTE
                            VERMOGENSVERWALTUNGS GMBH


================================================================================

                                   [GRAPHIC]



TABLE OF CONTENTS


1.      Certain Definitions ....................................................................  1
2.      Modification to Messer BCA .............................................................  3
        2.1    Change of Definition of Total Compensation ......................................  3
        2.2    Replacement of Section 2.5(f) .................................................... 3
        2.3    Replacement of Section 2.7 ......................................................  4
        2.4    Supplement of Section 3.(1) .....................................................  7
        2.5    Deletion of Section 4.16(e) .....................................................  9
        2.6    Deletion of Section 4.18 ........................................................  9
        2.7    Amendment of Section 4.20 .......................................................  9
        2.8    New Section 4.22 ................................................................ 10
        2.9    New Section 4.23 ................................................................ 18
        2.10   New Sections 4.24 - 4.26 ........................................................ 26
        2.11   Amendment of Section 5.17 ....................................................... 29
        2.12   New Section 12.1 ................................................................ 29
3.      Additional Disclosures; Updated Messer Group Chart ..................................... 31
        3.1    Additional Disclosures .......................................................... 31
        3.2    Updated Messer Group Chart ...................................................... 32
4.      Financing of Singapore Operations; Disproportionate Guarantees ......................... 32
        4.1    Texaco Transaction Agreement .................................................... 32
        4.2    SSPL Bank Debt .................................................................. 32
        4.3    Implementation of Singapore SPV ................................................. 33
        4.4    Hoechst Closing Amount .......................................................... 33
        4.5    Celanese Settlement ............................................................. 33
        4.6    Disproportionate Guarantees ..................................................... 34
        4.7    Hoechst Closing Balance ......................................................... 34

                                      iii

5.      Antitrust Filings ...................................................................... 35
6.      Miscellaneous .......................................................................... 35


        LIST OF EXHIBITS*
        Exhibit I                 Letter of Dr. Schmieder
        Exhibit L                 Investor NewCo Letter
        Exhibit M                 Exhibit C of the Messer BCA
        Exhibit Q                 Questionnaire
        Exhibit R                 Undesired Business Activities
        Exhibit 2.7(d)            Definition of Change-of-Control
        Exhibit 3.1(q)            the Mahler/Italfilo Holding GmbH Formation and Shareholders'
                                  Agreement
        Exhibit 3.1(r)            the Cuban Transfer Agreement
        Exhibit 3.1(s)(a)         Pre-Closing Measures
        Exhibit 3.1(s)(b)         Section 3.1(s) Certificate
        Exhibit 3.1(u)            Section 3.1(u) Certificate
        Exhibit 3.1(v)            Section 3.1(v) Certificate
        Exhibit 4.7               Hoechst Closing Balance
        Exhibit 5.17              Liabilities of the Messer Group Companies
        Exhibit 12.1(a)           MGG-Articles 2000
        Exhibit 12.1(b)           Agreement in Principle

* The following exhibits have been omitted from this filing, but will be provided to the SEC upon its request.

                                      iv

LIST OF DEFINED TERMS
Amendment Agreement ........................  1
Basket ..................................... 28
Bombay Oxygen Payment ...................... 34
Business Relationship ...................... 27
Celanese ................................... 33
Celanese Balance ........................... 33
Celanese Portion ........................... 33
Celanese Settlement Agreement .............. 33
Change of Control ..........................  7
Compliance Failure I ....................... 17
Compliance Failure II ...................... 25
Controlled Messer Company ..................  1
Convertible Bond Agreement .................  5
Covered Claim I ............................ 12
Covered Claim II ........................... 20
Cuban Transfer Agreement ...................  7
Deferred Purchase Price ....................  4
Direct Hoechst Claim I ..................... 13
Direct Hoechst Claim II .................... 22
Export Control Indemnification ............. 19
Hoechst Closing Balance .................... 34
Hoechst NewCo II Receivable Purchase
    Price ..................................  5
Hoechst NewCo II Share Purchase
     Agreement I ...........................  4
Instruction Letters ........................  1
Investigation .............................. 10
Main MGG Purchase Price ....................  4
Messer BCA .................................  1
MGG-Articles 2000 .......................... 30
MGG-Articles 2001 .......................... 30
Permitted Assignee .........................  7
Questionnaire Update .......................  8
Related Proceeding ......................... 10
Section 3.1(s) Certificate .................  8
Section 3.1(u) Certificate .................  8
Section 3.1(v) Certificate .................  9
Special Investigation Indemnification ...... 10
Special Payment Activities .................  2
Spin-Off Companies .........................  2
SSPL ....................................... 33
Texaco ..................................... 32
Texaco Balance ............................. 32
Texaco Portion ............................. 32
Texaco Transaction Agreement ............... 32
Total Compensation .........................  3
Undesired Business Activities ..............  3

                                   WITNESSETH

      WHEREAS, the parties have entered into the Messer BCA;

      WHEREAS, the parties wish to modify the Messer BCA;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    CERTAIN DEFINITIONS

Unless otherwise defined herein, defined terms used herein shall have the same meaning as used in the Messer BCA. In addition the following terms shall have the following meanings:

"AMENDMENT AGREEMENT" means this amendment to the Messer BCA.

"CONTROLLED MESSER COMPANY" means MGG and, at the relevant time, any Messer Group Company either (a) in which MGG directly or indirectly has the majority of the voting rights or (b) the business and affairs of which are otherwise directly or indirectly controlled by MGG.

"INSTRUCTION LETTERS" means the letter from Dr. Klaus Schmieder to each of the Messer Group Companies (other than the Spin-Off Companies), in the form attached hereto as EXHIBIT I, together with the letter from Investor NewCo to MGG dated April 26, 2001 relating to such letter and attached hereto as EXHIBIT L.

"MESSER BCA" means the Business Combination Agreement dated December 30/31, 2000 (notarial deed No. G 680/2000 of the notary public Dr. Peter Gamon in Frankfurt), as amended by agreement dated February 7, 2001 (notarial deed No.
G 66/2001 of the notary public Dr. Peter Gamon in Frankfurt, represented by Mr. David Wende), by agreement dated February 9, 2001 (notarial deed No. G 77/2001 of the notary public Dr. Peter Gamon in Frankfurt, represented by Mr. David Wende), by agreement dated March 5, 2001 (notarial deed No. G 99/2001 of the notary public Dr. Peter Gamon in Frankfurt, by agreement dated March 20, 2001 (notarial deed No. G 142/2001 of the notary public Dr. Peter Gamon in Frankfurt), and by agreement dated March 30, 2001 (notarial deed No. G 192/2001 of the notary public Dr. Peter Gamon in Frankfurt).

"MGG COMPLIANCE PROGRAM" means the compliance program currently being developed by MGG with the assistance of the law firm O'Melveny & Myers and adopted by the Board of Management of MGG on April 24, 2001.

"QUESTIONNAIRES" means the questionnaires relating to certain business activities, in the form attached as EXHIBIT Q, circulated to each Messer Group Company on or around March 2, 2001.

"SPECIAL PAYMENT ACTIVITIES" means the payment, offer, promise or agreement to pay, or the authorization of or having caused the payment, offer, promise or agreement to be paid, directly or indirectly, any undue pecuniary or other advantage (including any bribe, pay-off, kick-back, commission or other payment, and including also any purchase of goods, assets or services for consideration materially in excess of the fair market value thereof or otherwise not on an arms-length basis) by or on behalf of any Messer Group Company to (A) any official, employee or representative of any Governmental Entity or any company or entity owned or controlled by any Governmental Entity, or any political party, or candidate or nominee for political office or any other position with any Governmental Entity (or to any other person or entity with the knowledge or expectation that all or any portion thereof will be offered, paid or delivered to, or is otherwise for the benefit of, any such official, employee, representative, political party, party official, nominee or candidate), all if prohibited or otherwise subject to criminal or civil sanction under Applicable Law or (B) any other person, including employees or representatives of private companies, if payments or other undue advantages offered or paid to such other person is prohibited or otherwise subject to criminal or civil sanction under Applicable Law, for the purpose of (in the case of (A) or (B)), directly or indirectly (x) influencing any act or decision of any Governmental Entity, or any such official, employee, representative, political party, party official, nominee or candidate in his or its official capacity, including a decision to fail to perform his or its official functions, (y) inducing such official, employee, representative, political party, party official, nominee or candidate to use his or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, in order to obtain or retain business or direct business to any third party, or in order to secure any improper business advantage, or (z) achieving any other benefit prohibited or otherwise subject to criminal or civil sanction under Applicable Law;

"SPIN-OFF COMPANIES" means Mahler AGS GmbH, Italfilo Engineering Srl., Oxiacero S.A, Oxicuba S.A, Oxisold S.A. and Greenbelt Holding, Ltd.;

"UNDESIRED BUSINESS ACTIVITIES" means any of the activities described in EXHIBIT R.

2.    MODIFICATION TO MESSER BCA

      2.1 CHANGE OF DEFINITION OF TOTAL COMPENSATION. The definition of the term "Total Compensation" contained in Section I of the Messer BCA shall be replaced as follows:

            "TOTAL COMPENSATION" means the Main MGG Purchase Price plus the Hoechst NewCo II Receivable Purchase Price plus the China Purchase price; PROVIDED that if the China SPA will not be consummated or not be consummated in its entirety, the Total Compensation shall not include the China Purchase Price or a respective pro rata portion thereof. For the purpose of clarity only, the specific elements of Total Compensation consist of

            (i) a cash payment at Closing (Section 2.7(a)(i)) in an amount of EUR 188,000,000

            (ii) the Deferred Purchase Price (Section 2.7(a)(ii)) in an amount of EUR 230,000,000

                  ((i) and (ii) being the Main MGG Purchase Price in the amount of EUR 418,000,000)

            (iii) the Hoechst NewCo II Receivable Purchase Price (Section
                  2.7(b)) in an amount of EUR 200,000,000

            (iv) the China Purchase Price (Section 2.5) in an amount of EUR 32,000,000 or pro rata, as the case may be.

            Accordingly, the Total Compensation amounts to EUR 650,000,000.

            For the avoidance of doubt: Hoechst NewCo III shall receive in addition to the foregoing a duly executed Convertible Bond Agreement."

      2.2 REPLACEMENT OF SECTION 2.5(f). Section 2.5(f) shall be replaced in its entirety and read as follows:

            "(f) With respect to the allocation and charging of any fees for Management Services (as defined in the China SPA) Hoechst shall procure that in the period from the date of this Agreement until execution of the China SPA, ACIC will allocate and charge such fees only in accordance with past practice and with the principles and subject to the provisions set forth in the China SPA."

      2.3 REPLACEMENT OF SECTION 2.7. Except for its heading, Section 2.7 shall be replaced in its entirety and read as follows:

            "(a) At the Closing Date after execution of the Share Loan Agreement, Hoechst NewCo III shall sell and transfer to Investor NewCo the Hoechst NewCo II Shares, and Investor NewCo shall purchase and accept such transfer of the Hoechst NewCo II Shares by executing a purchase and assignment agreement in form and substance as attached as EXHIBIT 2.7(a)(1) (the "HOECHST NEWCO II SHARE PURCHASE AGREEMENT I"). The purchase price owed by Investor NewCo as consideration for the sale and transfer of the Hoechst NewCo II Shares consists of a cash portion and the execution and delivery of a convertible bond agreement. The cash portion amounts to

                                     EUR 418,000,000

                           (the "MAIN MGG PURCHASE PRICE");

                  of which

                  (i)   EUR 188,000,000 are payable at the Closing Date;

                  (ii) EUR 230,000,000 plus interest for the time between the Closing Date and actual payment as provided for in
                        Section 2.7(d) (the "DEFERRED PURCHASE PRICE") are payable as set forth in Section 2.7(d).

                  It is acknowledged by the parties that the amount for the Main MGG Purchase Price takes into account the amount of the purchase price for the Hoechst NewCo II Contribution Receivable.

                  In addition to the Main MGG Purchase Price, Investor NewCo, ACP, the GS Funds and MIG shall duly execute and notarize together with Hoechst NewCo III at or before the Closing Date a convertible bond agreement (the "CONVERTIBLE BOND AGREEMENT") and such agreement shall also deemed to be a Combination Document.

            (b) At the Closing Date Hoechst shall sell and transfer to Investor NewCo the Hoechst NewCo II Contribution Receivable for a purchase price equal to its face value (i.e., EUR 200,000,000, the "HOECHST NEWCO II RECEIVABLE PURCHASE PRICE") pursuant to an assignment contract substantially as set forth in EXHIBIT 2.7(b).

            (c) The transfer of the Hoechst NewCo II Shares from Hoechst NewCo III to Investor NewCo shall be subject to the condition precedent of (i) the receipt of the Main MGG Purchase Price by

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                                      5


                  Hoechst NewCo III to the extent due and payable at the Closing Date, (ii) the due notarization of the Convertible Bond Agreement and (iii) the receipt of the Hoechst NewCo II Receivable Purchase Price by Hoechst.

            (d) The Deferred Purchase Price in the amount of EUR 230,000,000 is due and payable on November 1, 2011, including interest thereon at a rate of 250 basis points above three months EURIBOR (or any successor or comparable basis), compounded annually and to be calculated on the basis of 360 days, which interest shall be paid together with the payment of the principal amount. However, the Deferred Purchase Price shall become immediately due and payable upon (A) the occurrence of a Change of Control, (B) a sale of all or substantially all assets of Investor NewCo, (C) any Insolvency of Investor NewCo or (D) a liquidation of Investor NewCo.

                  Investor NewCo hereby covenants that until the date the Deferred Purchase Price plus interest shall have been paid in full:

                  (i) Investor NewCo shall not grant any loans except to its Subsidiaries or to the members of the management of such Subsidiaries or as contemplated by the Singapore Separation Agreement; PROVIDED that in connection with a contribution of MIG's newly created interest in Hoechst NewCo II to Investor NewCo, Investor NewCo may pay as consideration to MIG one or more cash amounts promptly or at a later date (including any loans created in connection therewith and including any repayments of such loans) as reflected in EXHIBIT 4.12(h); and

                  (ii) Investor NewCo shall not, without the prior written consent of Hoechst which shall not be unreasonably withheld, permit any split of itself or any capital increase of MGG or any other restructuring measure of the MGG Group (other than any sale or transfer of assets for consideration on an arm's length basis), in each case which would cause any shareholder of Investor NewCo (other than MIG or a management shareholder) to directly or indirectly own any equity interest in the MGG Group other than through a shareholding in Investor NewCo.

                  In case of any violation of the undertakings of Investor NewCo under (i) or (ii) above and if such violation has not been cured within a period of three months after a respective notification by Hoechst, the Deferred Purchase Price shall become immediately payable in full. Investor NewCo shall be entitled to prepay the Deferred Purchase Price at any time without any penalty.

                  Hoechst NewCo III or any Permitted Assignee shall be entitled to assign its rights to receive payment of the Deferred Purchase Price (i) at any time, in whole but not in part, to Dresdner Bank or any wholly owned Affiliate of Dresdner Bank which is a German taxpayer (any person, entity, trustee or partnership which is subject to taxation on its income, profits or gains in Germany), (ii) at any time, in whole but not in part, to Hoechst or any wholly owned Affiliate of Hoechst which is a German taxpayer, (iii) at any time after the first anniversary of the Closing Date, in whole or in part (but not in nominal amounts of less than EUR 47,000,000), to a financial institution rated single A or better (Standard & Poor's) and which is a German taxpayer and (iv) at any time, in whole or in part, to Allianz Capital Partners GmbH or any GS Funds or any assignees of the foregoing, as contemplated by agreements to be notarised by ACP, the GS Funds, Hoechst and Hoechst NewCo III prior to the closing date, (the persons referred to under (i) through (iv) each being a "PERMITTED ASSIGNEE"). Except for any assignments of the Deferred Purchase Price to Dresdner Bank or an Affiliate of Dresdner Bank and to Hoechst as a result of the Forward Sale Agreement I and II, Hoechst shall consult with Investor NewCo in connection with any marketing of any portion of the Deferred Purchase Price to a Permitted Assignee and shall, in case of any assignment to any Permitted Assignee, inform Investor NewCo of such an assignment and oblige such Permitted Assignee to consult and inform Investor NewCo about any further assignments by such Permitted Assignees and to pass on such obligation to consult and inform to Permitted Assignees in case of further assignments.

                  For purposes of this Section 2.7(d), "CHANGE OF CONTROL" has the meaning as set forth in EXHIBIT 2.7(d) attached to this Amendment Agreement."

            (e) For as long as the Deferred Purchase Price has not been paid in full by Investor NewCo or the convertible bond under the Convertible Bond Agreement is still outstanding, Investor NewCo shall furnish to Hoechst the year end financial statements of Investor NewCo and the consolidated audited year end financial statements of the Messer Group as soon as such financial statements are finalised.

      2.4 SUPPLEMENT OF SECTION 3.(1) Section 3.1.(p) is hereby deleted. Furthermore Section 3.1 will be supplemented by insertion of (i) new paras (q), (r), (s), (t), (u), (v) and (w) and (ii) by additional modifications as follows:

            "(q) The parties have executed the Mahler/Italfilo Holding GmbH Formation and Shareholders' Agreement as set forth in EXHIBIT 3.1(q) and attached for evidence purposes only.

            (r) MGG and Fiordigili GmbH have executed on April 12, 2000 an agreement, as set forth in EXHIBIT 3.1(r) and attached for evidence purposes only (the "CUBAN TRANSFER AGREEMENT"); the transactions provided for in the Cuban Transfer Agreement shall have been completed (including the receipt by MGG of a promissory note to be issued to MGG pursuant to the Cuban Transfer Agreement), such that neither MGG nor any other Messer Group Company shall have any further direct or indirect interest in or business relationship of any kind with any of Oxiacero S.A, Oxicuba S.A and Oxisold S.A., other than as contemplated by the Cuban Transfer Agreement.

            (s) Each of the transactions, arrangements and actions described in EXHIBIT 3.1(s)(a) to be effected or taken prior to the Closing shall have been so effected or taken to the reasonable satisfaction of Investor NewCo and the Chief Executive Officer of MGG shall have delivered to Investor NewCo a certificate substantially in the form attached hereto as EXHIBIT 3.1(s)(b) (the "SECTION 3.1(s) CERTIFICATE"). If Investor NewCo receives any Questionnaire Update prior to the Closing Date after execution of this Amendment Agreement, it shall be entitled to amend and supplement EXHIBIT 3.1(s)(a) and the Section 3.1(s) Certificate in its reasonable discretion within four (4) Business Days to the extent reasonably necessary or appropriate to address any matters disclosed in the Questionnaire Update.

            (t) Investor NewCo shall not have reasonably determined that any of the responses to the Questionnaires submitted by the Messer Group Companies together with the materials and information supplied or required to be supplied in response thereto, were not true, correct and complete as of the date such Questionnaires or materials and information were completed and submitted or, if updated by written notice of Hoechst (the "QUESTIONNAIRE UPDATE") prior to the Closing Date, as of the date of such update.

            (u) Investor NewCo shall not have reasonably determined that the requirements and directives set forth in the Instruction Letters have not been complied with in all respects by the relevant Controlled Messer Companies, and the Chief Executive Officer of MGG shall have delivered to Investor NewCo a certificate, substantially in the form attached hereto as EXHIBIT 3.1(u), confirming such compliance (the "SECTION 3.1(u) CERTIFICATE").

            (v) Investor NewCo shall not have reasonably determined that, as of the Closing Date, any Messer Group Company has any business interest in or relating to or any contract or understanding to purchase or sell any goods or services from or to any person or entity in, Cuba (other than as referred to in para. (r) above), Afghanistan, Iran, Iraq, Pakistan, Libya, Sudan, Angola, Myanmar or North Korea, or any person located in (whether temporarily or permanently), or item of property or entity based in, any of such countries, and the Chief Executive Officer of MGG shall have delivered to Investor NewCo a certificate confirming that the same is true and correct (i) with respect to the Controlled Messer Companies based on (A) the Controlled Messer Companies' records, and (B) the respective actual best knowledge of any of the persons referred to in Section
                  6.12 (other than Mr. Waesche) or of Mr. Kehler and Mr. Dimmers; whereby the best knowledge of Mr. Schmieder and Mr. Kehler is after due inquiry, and (ii) with respect to the Messer Group Companies other than the Controlled Messer Companies on the basis of MGG's Chief Executive Officer's respective actual best knowledge without any obligation of further due inquiry, all substantially in the form attached hereto as EXHIBIT 3.1(v) (the "SECTION 3.1(v) CERTIFICATE").

            (w) The MGG Compliance Program shall have been duly resolved by MGG's shareholders' committee and the preliminary communication thereof to the relevant personnel of the Messer Group Companies shall have been completed.

            It is agreed that with regard to Section 4.1 Hoechst shall not be obligated to make any efforts with respect to the fulfillment of the closing conditions set forth in para. (r), (s), (t), (u), (v) and (w), other than the taking of such actions in its capacity as the principal shareholder of MGG as are reasonably requested by Investor NewCo to cause or permit such conditions to be capable of being satisfied."

      2.5 DELETION OF SECTION 4.16(e). Section 4.16(e) is hereby deleted in its entirety and to be left blank.

      2.6 DELETION OF SECTION 4.18. Section 4.18 is hereby deleted in its entirety and to be left blank.

      2.7 AMENDMENT OF SECTION 4.20. Section 4.20 shall be amended to read as follows:

            "4.20 CONTRIBUTIONS BY INVESTOR NEWCO. To the extent Investor NewCo receives payment amounts from Hoechst NewCo III or Hoechst under this Agreement (including without limitation pursuant to Sections 4, 6, 8 or 9), but excluding payment amounts received pursuant to Section 4.14 (non-fulfillment of Counter-Call), Investor NewCo hereby undertakes to MGG and Hoechst that it shall forward any such payment amounts to MGG at Investor NewCo's choice as contributions (without consideration) to the capital or capital reserves of MGG or grant such payment to MGG as a subordinated shareholder loan (RANGRUCKTRITT GEGENUBER ALLEN ANDEREN GLAUBIGERN), in each case through Hoechst NewCo II. Such obligation shall expire on February 28, 2002 vis-a-vis Hoechst."

      2.8   NEW SECTION 4.22. Section 4 will be supplemented by a new Section
            4.22 as follows:

            "4.22 SPECIAL INVESTIGATION. Hoechst agrees to indemnify Investor
                  NewCo, subject to the Pro-Rata Principle, from any and all Losses directly or indirectly suffered by Investor NewCo or any Messer Group Company directly or indirectly arising out of or relating to (i) the investigation described in EXHIBIT D of the Messer BCA (the "INVESTIGATION"), (ii) any proceeding arising out of or resulting from the Investigation (a "RELATED PROCEEDING"), or (iii) any matter, claim or proceeding arising out of or resulting from the matters which are or which become the subject of the Investigation or of any such Related Proceeding (all to the extent related to activities prior to the Closing Date) (collectively the "SPECIAL INVESTIGATION INDEMNIFICATION").

                 For purposes of the foregoing indemnity, Losses shall (A) exclude (i) loss of profits and other consequential damages, other than loss of profits that are the direct, proximate result of the investigation, proceeding, matter or claim giving rise to such indemnification (e.g., a requirement to terminate or discontinue a contract or a business relationship); PROVIDED that in case of a termination of a business relationship the amount of Losses shall be determined on the basis of a reasonable forecast whereby the maximum Loss shall consist of lost profits for a one-(1)-year period after the termination of such business relationship, and (ii) reasonable attorneys' fees to the extent that the level of such fees, taken on a monthly average, exceed the level of the average monthly attorneys fees incurred by MGG in connection with the Investigation during the four-month-period prior to the date of the execution of this Agreement, but in any event shall (B) include (i) penalty payments or payments of similar character (including amounts paid pursuant to any settlement) to Governmental Entities, (ii) damage payments to third parties or payments made in settlement of claims asserted by third parties, and (iii) payments for indemnification or reimbursement to or on behalf of any then current or former officer or director of any Messer Group Companies to the extent there is a legally binding obligation providing for such reimbursement or indemnification pursuant to legal instruments or provisions of law existing as of the Closing Date. Any Losses to be compensated by Hoechst hereunder shall be determined in particular after taking into account the provisions of para. (d) below. For the avoidance of doubt: Losses under this Section 4.22 do not include any loss of reputation or goodwill of the party who directly or indirectly suffers such loss.

                 Without limiting the rights and obligations of Investor NewCo with respect to the management and supervision of the MGG Group, the amount of indemnification which Investor NewCo is entitled to receive pursuant to the Special Investigation Indemnification shall be subject to a limitation or reduction (including to zero) if and to the extent the failure by Investor NewCo to com-ply with any of the provisions of this Section 4.22, results in a Loss for which Hoechst would otherwise be obligated to indemnify Investor NewCo being greater in any material respect than it would have been absent such failure (all to be determined by the arbitral tribunal in the manner as set out in para. (e) below). With respect to violations by Investor NewCo of its obligations under paragraphs (a) - (c) below the Special Investigation Indemnification shall only be subject to any such limitation or reduction in respect of such violations that are intentional and are not immaterial. In no event shall Investor NewCo have any liability to Hoechst in respect of any violation of the provisions of this
                 Section 4.22, it being understood that, except as provided in the last paragraph of paragraph (b) below with respect to the availability of specific performance, the only remedy available to Hoechst in respect of any such violation shall be a limitation or reduction of the rights of Investor NewCo to receive indemnification pursuant to the Special Investigation Indemnification, as aforesaid. It is understood and agreed that the foregoing shall not be deemed to limit the rights and obligations of either Investor NewCo or Hoechst not specifically addressed herein and which may apply as a matter of general concepts of German law, provided that in the event of any conflict between such rights and obligation, on the one hand, and the specific rights and obligations and other arrangements contemplated by this Section 4.22, on the other hand, the provisions of this Section 4.22 shall control.

             (a) In the event that Investor NewCo or any Messer Group
                 Company, or any officer, director, partner, employee or agent of any of the foregoing, becomes or is threatened to become subject to any claim, action or proceeding (regardless of whether asserted or initiated by any Governmental Entity or any private entity or person) for which Investor NewCo may seek indemnification pursuant to this Section 4.22 (a "COVERED CLAIM I"), Investor NewCo shall inform Hoechst of such Covered Claim I promptly following Investor NewCo becoming aware of such Covered Claim I.

             (b) Investor NewCo shall, on a weekly basis (except in
                 periods of unusual activity during which consultations shall be held more frequently as and to the extent Investor NewCo reasonably deems to be appropriate and practicable), consult with Hoechst regarding the manner in which any Covered Claim I is to be handled and resolved (including as to any material development relating to such Covered Claim I and as to Investor NewCo's view of the outcome of the Investigation or any Related Proceeding and any material changes thereto). Hoechst shall (at its own expense) be entitled to participate (including by being present through one or two representatives), unless reasonably impracticable under the factual circumstances, with respect to any Covered Claim I in: (i) any gathering of information (including interviews of any witnesses whether or not affiliated with the Messer Group), (ii) any communication to or with or meetings with current or prospective adversaries (i.e. prosecutors and third party claimants) and current or prospective witnesses (in his or her capacity as such) and (iii) any negotiation and preparation of any defense or settlement thereof (including by receiving relevant information, and consulting with Investor NewCo, and its advisors).

                 It is understood that such participation by Hoechst shall be comprised of: receiving relevant information and/or consulting with Investor NewCo and its advisors and, in conjunction with and not independently of Investor NewCo and/or its advisors, attending meetings held with current or prospective adversaries or witnesses (it being understood, however, that such right to attend will be limited to a right to observe, without a right to speak at, any such meetings). It is understood that the foregoing participation and consultation rights of Hoechst shall not include the right to attend meetings held solely between Investor NewCo or any of its Affiliates and its or their counsel (although Investor NewCo may invite Hoechst to attend such meetings); PROVIDED, however, that if and to the extent that Investor NewCo or any Messer Group Company and its or their counsel are making or have made material decisions concerning the defense or settlement of any Covered Claim I, Investor NewCo shall, and shall direct such counsel to, unless reasonably impractical under the factual circumstances, consult with Hoechst and consider the views of Hoechst relating to the subject matter of such decision before acting upon such decision or otherwise taking any step which renders such decision irrevocable. In all events and notwith-standing any rights of Hoechst provided for herein, Investor NewCo and/or the applicable Messer Group Company shall, as between such entity and Hoechst, have the sole right to control and direct the defense of such Covered Claim I and any gathering, use or disclosure of information to parties other than Hoechst and any related communication, defense, settlement or resolution thereof. For the avoidance of doubt: A Covered Claim I does not include any claim or proceeding directly brought against Hoechst or any of its Affiliates (other than the Messer Group Companies) (a "DIRECT HOECHST CLAIM I") regardless of whether related to any claim or proceeding constituting a Covered Claim I (it being understood if any Direct Hoechst Claim I relates to a Covered Claim I, Hoechst will reasonably consult and cooperate with Investor NewCo with respect thereto). Accordingly, nothing contained herein shall be understood to limit any rights of Hoechst or its respective Affiliate to control and defend any Direct Hoechst Claim I, nor shall the existence of any Direct Hoechst Claim I limit or alter any rights of Investor NewCo hereunder.

                 The parties shall use their best efforts to ensure that all information received or transferred by or to Hoechst or its advisors related to any matter relevant to this
                 Section 4.22 shall be protected by the joint defense privilege, if applicable; PROVIDED that in no event shall the foregoing be deemed to limit any right of Investor NewCo to waive any privilege, subject always to para (d) below.

                 Any particular right of Hoechst under this para. (b) may be limited by Investor NewCo, if, and then only to the extent that, (i) Investor NewCo is advised by outside counsel that due to factors arising or first becoming known after the Closing Date the exercise of such right by Hoechst poses a material risk of a waiver of attorney-client privilege by Investor NewCo or any Messer Group Company (after taking into account any joint defense privilege), PROVIDED that Hoechst may, in its reasonable discretion, require that such advice be reviewed by an independent expert on matters concerning privilege to be selected by Hoechst and reasonably acceptable to Investor NewCo (e.g., a professor specializing in the field of evidence at a prominent law school in the United States) and to the extent that such expert concludes that the exercise of such right by Hoechst will not pose a material risk of such a waiver of attorney-client privilege, Investor NewCo shall promptly remove such limitation on such participation right of Hoechst and shall make available to Hoechst any information or access previously not made available to Hoechst on the basis of such advice (in this regard Hoechst, MGG and Investor NewCo confirm to each other that, after due inquiry with their respective counsel, based on present circumstances they have a common interest in the defense of the Investigation such that, absent material developments with respect to such Investigation or other changed circumstances, communications contemplated by this para.
                 (b) can appropriately be made subject to a joint defense privilege under applicable United States law); (ii) with respect to attendance at meetings (whether in person or by telephone) with any prosecutor or law enforcement official, such prosecutor or law enforcement official expressly objects to such attendance; PROVIDED, however, that none of Investor NewCo its Affiliates or its or theirs advisors have affirmatively solicited any such objection and will, if reasonably requested by Hoechst, use reasonable efforts to overcome any such objection or respective concerns; or (iii) the communication, information or matter with respect to which Hoechst seeks access or otherwise could seek access relates to the exercise, performance or enforcement by Investor NewCo or any other person of its or their rights or obligations against or with respect to Hoechst under this Section
                 4.22. In addition, Hoechst undertakes that, with respect to any particular exercise by Hoechst of any participation right given to Hoechst under this para.
                 (b), Hoechst will use its reasonable best efforts to exercise (or refrain from exercising) such right in a manner which at the time reasonably takes into account (applying the standard of a reasonable business person (ORDENTLICHER KAUFMANN) the protection and furtherance of the respective interests of both (i) Investor NewCo, its Affiliates and its principal ultimate shareholders and
                 (ii) Hoechst and its principal ultimate shareholder and such shareholder's Subsidiaries.

                 It is acknowledged that in all events Investor NewCo may conduct or commission an audit or investigation of past transactions or activities of Messer Group Companies and may disclose any result of such audit or investigation, or any other information or findings, to any Governmental Entity (including any law enforcement official or authority), subject always to para. (d) below.

                 It is furthermore agreed that in the event of non-compliance by Investor NewCo with an exercise by Hoechst of its participation rights set forth in this para. (b), Hoechst shall in addition to any other rights under this Section 4.22 be entitled (but not obligated) to seek to enforce such participation rights through an action for specific performance; PROVIDED that Hoechst shall not be entitled to seek such specific performance if and to the extent that Investor NewCo waives its related rights to Special Investigation Indemnification under this
                 Section 4.22.

             (c) Investor NewCo shall, in connection with any settlement or resolution of any Covered Claim I, consider causing each applicable Controlled Messer Company to agree to and comply with any conduct obligation to be reasonably required by any Governmental Entity in connection with any settlement or resolution of such Covered Claim I. Any damages resulting from the imposition of any such conduct obligation, OTHER than any direct cost thereof (beyond the costs associated with adoption of the MGG Compliance Program) and other than losses of profits or other costs which are the direct, proximate result thereof, shall not constitute an indemnifiable Loss under this Section 4.22.

             (d) The right of Investor NewCo to indemnification pursuant to this
                 Section 4.22 shall furthermore be subject to limitation or reduction (including to zero), in accordance with the provisions of this Section 4.22 and determined in accordance with para. (e) below, if and to the extent Investor NewCo fails to direct the handling of the matter which is the subject of such indemnification, including any activity regarding any audit, information gathering or investigation or any use or disclosure referred to in para. (b) above, the defense of any Covered Claim I or any settlement or resolution thereof, in a manner which at such time reasonably took into account (applying the standard of a reasonable business person (ORDENTLICHER KAUFMANN)), the protection and furtherance of the respective business and reputational interests of both (i) Investor

                 NewCo, its Affiliates and its principal ultimate shareholders and (ii) Hoechst and its principal ultimate shareholder and such shareholder's Subsidiaries. For the avoidance of doubt: such interests of Hoechst shall be limited to those then actually known by Investor NewCo and in any event shall include the cost to it of any payment required to be made by Hoechst pursuant to this Section 4.22.

                 It is acknowledged that Hoechst has informed Investor NewCo of its belief that the handling to date of the Investigation by the Messer Group including by its outside counsel has been prudent and satisfactory. Investor NewCo agrees to consult with Hoechst and to consider the views of Hoechst prior to making any determination to remove the outside counsel who has heretofore represented the Messer Group with respect to the Investigation or to unilaterally causing a material change in the overall approach vis-a-vis the authorities relating to the Investigation.

                 Except as and to the extent provided by the foregoing, Section
                 6.7 shall not apply to the indemnification provided for in this
                 Section 4.22 and Investor NewCo shall have no further duty to mitigate the amount of any Losses for which Hoechst is obligated to indemnify Investor NewCo pursuant to this Section 4.22.

             (e) In the event an arbitral tribunal (or court of law in case of interim proceedings) constituted under Section 12.16 hereunder is called upon to determine whether a failure has occurred which could result in Investor NewCo's right to indemnification pursuant to this Section 4.22 being subject to limitation or reduction, i.e. (x) whether and to what extent Investor NewCo has failed to comply with the obligations or standards set forth in any of para. (a) through (d) of this Section 4.22 and
                 (y) whether such failure resulted in the Loss for which Investor NewCo seeks indemnification under this Section 4.22 being greater in any material respect than it would have been absent such failure, (hereafter a "COMPLIANCE FAILURE I"), the arbitral tribunal shall apply the following special rule of evidence:

                 A Compliance Failure I shall be determined to have occurred if and only if Hoechst can demonstrate that such Compliance Fail-ure I occurred. After it has been determined that a Compliance Failure I has occurred, the arbitral panel shall apply Section 287 of the German Civil Procedure Code with respect to the determination of the amount by which such a Compliance Failure I resulted in any Loss being greater than it would have been absent such Compliance Failure I, which excess amount shall then be the amount by which Investor NewCo's right to indemnification shall be reduced in respect of such Compliance Failure I.

                 However, if the Compliance Failure I that has been determined to have occurred consists of an intentional and substantial failure of Investor NewCo or its relevant Affiliate to comply with para. (b) above, the amount by which such Compliance Failure I resulted in any Loss being greater than it would have been absent such Compliance Failure I shall be determined by the arbitral panel solely based on what it deems fair and equitable (EX AEQUO ET BONO), and such excess amount shall then be the amount by which Investor NewCo's right to indemnification shall be reduced in respect of such Compliance Failure I. For the avoidance of doubt: The foregoing shall not authorize the arbitral panel to deviate from the standards set forth in para. (a) through (d).

            If and to the extent a settlement of a Covered Claim I is to involve the payment to or on behalf of a customer, supplier or competitor of any Messer Group Company, the obligations of Investor NewCo set forth in Section 6.7 shall apply to such settlement in lieu of any other requirements set forth in para. (d) above. It is understood that any information exchanged by the parties under this
            Section 4.22 shall be subject to the confidentiality undertaking contained in Section 12.12."

      2.9   NEW SECTION 4.23. Section 4 will be supplemented by a new Section
            4.23 as follows:

            "4.23 EXPORT CONTROL. Hoechst agrees to indemnify Investor NewCo, subject to the Pro Rata Principle, from any and all Losses directly or indirectly suffered by Investor NewCo or any Messer Group Company arising out of or relating to, directly or indirectly, any involvement by any Messer Group Company prior to the Closing Date in the supply of goods, services (including personnel and/or technical support), information, technology or documents, which involvement constituted a violation of any Applicable Law intending to govern export control limitations or similar matters (i.e., in Germany AUSSENWIRTSCHAFTSGESETZ or KRIEGSWAFFENKONTROLLGESETZ, and statutory instruments under those statutes and relevant European Community Legislation, or similar applicable laws of other jurisdictions) due to the nature or identity of the purchaser, recipient or consumer thereof (including, without limitation, its nationality, type or business and/or geographic location) (the "EXPORT CONTROL INDEMNIFICATION").

                  For purposes of the foregoing indemnity, Losses shall (A) exclude loss of profits and other consequential damages, other than loss of profits that are the direct, proximate result of the matter or circumstance giving rise to the claim under the Export Control Indemnification, but in any event shall (B) include (i) penalty payments or payments of similar character (including amounts paid pursuant to any settlement) to Governmental Entities, (ii) the costs or damages relating to any intentional non-performance or termination of any contract, transaction or obligation which is the subject of any claim for indemnification under this Section 4.23, and
                  (iii) damage payments to third parties or payments made in settlement of claims asserted by third parties. For the avoidance of doubt: Losses under this Section 4.23 do not include any loss of reputation or goodwill of the party who directly or indirectly suffers such loss.

                  The amount of any Export Control Indemnification to be paid by Hoechst hereunder shall be subject to the limitations set forth in Section 6.3 as if this Section 4.23 would be a Guarantee pursuant to Section 5.1 through 5.4 (e.g., the Guarantee Cap is not applicable but any payments hereunder and under Section 6 will be treated equally for the determination whether the amount of paid indemnifications have reached the amount of the Total Compensation). For the avoidance of doubt, the provisions of Sections 6.1, 6.4, 6.5 and 6.10 shall not apply to any rights or claims of Investor NewCo under this Section 4.23. Any Losses to be compensated by Hoechst hereunder shall be determined after taking into account the provisions of para. (e) below.

                  Without limiting the rights and obligations of Investor NewCo with respect to the management and supervision of the MGG Group, the rights of Investor NewCo to receive indemnification pursuant to the Export Control Indemnification shall be subject to a limitation or reduction (including to zero) if and to the extent the failure by Investor NewCo to comply with any of the provisions in this Section 4.23 results in a Loss for which Hoechst would otherwise be obligated to indemnify Investor NewCo being greater in any material respect than it would have been in the absence of such failure (to be determined by the arbitral tribunal in the manner as set out in para. (e) below). With respect to violations by Investor NewCo, of its obligations under paragraphs (a) - (c) below, the Export Control Indemnification shall only be subject to any such limitation or reduction in respect of such violations that are intentional and are not immaterial. In no event shall Investor NewCo have any liability to Hoechst in respect of any violation of the provisions of this Section 4.23, it being understood that, except as provided in the last paragraph of paragraph (b) below with respect to the availability of specific performance, the only remedy available to Hoechst in respect of any such violation shall be a limitation or reduction of the rights of Investor NewCo to receive indemnification pursuant to the Special Investigation Indemnification, as aforesaid. It is understood and agreed that the foregoing shall not be deemed to limit the rights and obligations of either Investor NewCo or Hoechst not specifically addressed herein and which may apply as a matter of general concepts of German law, PROVIDED that in the event of any conflict between such rights and obligation, on the one hand, and the specific rights and obligations and other arrangements contemplated by this
                  Section 4.23, on the other, the provisions of this Section
                  4.23 shall control.

              (a) In the event that Investor NewCo or any Messer Group Company, or any officer, director, partner, employee or agent of any of the foregoing, becomes or is threatened to become subject to any claim, action or proceeding (regardless of whether asserted or initiated by any Governmental Entity or any private entity or person) for which Investor NewCo may seek indemnification pursuant to this Section 4.23 (a "COVERED CLAIM II"), Investor NewCo shall inform Hoechst of such Covered Claim II promptly following Investor NewCo becoming aware of such Covered Claim II.

             (b) Investor NewCo shall regularly, as Investor NewCo reasonably deems to be appropriate and practicable, consult with Hoechst regarding the manner in which any Covered Claim II is to be handled and resolved (including as to any material development relating to any such Covered Claim II and as to Investor NewCo's view of the outcome of any such matter). Hoechst shall (at its own expense) be entitled to participate (including by being present through one or two representatives), unless reasonably impracticable under the factual circumstances, with respect to any Covered Claim II in: (i) any gathering of information (including interviews of any witnesses whether or not affiliated with the Messer Group), (ii) any communication to or with or meetings with current or prospective adversaries (i.e. prosecutors and third party claimants) and current or prospective witnesses (in his or her capacity as such) and (iii) any negotiation and preparation of any defense or settlement thereof (including by receiving relevant information, and consulting with Investor NewCo, and its advisors).

                    It is understood that such participation by Hoechst shall be comprised of: receiving relevant information and/or consulting with Investor NewCo and its advisors and, in conjunction with and not independently of Investor NewCo and/or its advisors, attending meetings held with current or prospective adversaries or witnesses (it being understood, however, that such right to attend will be limited to a right to observe, without a right to speak at, any such meetings). It is understood that the foregoing participation and consultation rights of Hoechst shall not include the right to attend meetings held solely between Investor NewCo or any of its Affiliates and its or their counsel (although Investor NewCo may invite Hoechst to attend such meetings); PROVIDED, however, that if and to the extent that Investor NewCo or any Messer Group Company and its or their counsel are making or have made material decisions concerning the defense or settlement of any Covered Claim II, Investor NewCo shall, and shall direct such counsel to, unless reasonably impractical under the factual circumstances, consult with Hoechst and consider the views of Hoechst relating to the subject matter of such decision before acting upon such decision or otherwise taking any step which renders such decision irrevocable. In all events and notwithstanding any rights of Hoechst provided for herein, Investor NewCo and/or the applicable Messer Group Company shall, as between such entity and Hoechst, have the sole right to control and direct the defense of such Covered Claim II and any gathering, use or disclosure of information to parties other than Hoechst and any related communication, defense, settlement or resolution thereof. For the avoidance of doubt: A Covered Claim II does not include any claim or proceeding directly brought against Hoechst or any of its Affiliates (other than the Messer Group Companies) (a "DIRECT HOECHST CLAIM II") regardless of whether related to any claim or proceeding constituting a Covered Claim II (it being understood if any Direct Hoechst Claim II relates to a Covered Claim II, Hoechst will reasonably consult and cooperate with Investor NewCo with respect thereto). Accordingly, nothing contained herein shall be understood to limit any rights of Hoechst or its respective Affiliate to control and defend any Direct Hoechst Claim II, nor shall the existence of any Direct Hoechst Claim II limit or alter any rights of Investor NewCo hereunder.

                    The parties shall use their best efforts to ensure that all information received or transferred by or to Hoechst or its advisors related to any matter relevant to this Section 4.23 shall be protected by the joint defense privilege, if applicable; PROVIDED that in no event shall the foregoing be deemed to limit any right of Investor NewCo to waive any privilege, subject always to para. (d) below.

                    Any particular right of Hoechst under this para. (b) may be limited by Investor NewCo, if, and then only to the extent that, (i) Investor NewCo is advised by outside counsel that due to factors arising or first becoming known after the Closing Date the exercise of such right by Hoechst poses a material risk of a waiver of attorney-client privilege by Investor NewCo or any Messer Group Company (after taking into account any joint defense privilege), PROVIDED that Hoechst may, in its reasonable discretion, require that such advice be reviewed by an independent expert on matters concerning privilege to be selected by Hoechst and reasonably acceptable to Investor NewCo (e.g., a professor specializing in the field of evidence at a prominent law school in the United States) and to the extent that such expert concludes that the exercise of such right by Hoechst will not pose a material risk of such a waiver of attorney-client privilege, Investor NewCo shall promptly remove such limitation on such participation right of Hoechst and shall make available to Hoechst any information or access previously not made available to Hoechst on the basis of such advice (in this regard Hoechst, MGG and Investor NewCo confirm to each other that, after due inquiry with their respective counsel, based on present circumstances they have, in all likelihood, a common interest in the defense of any matter giving rise to an Export Control Indemnification such that, absent material developments with respect to such matters or other changed circumstances, communications contemplated by this para.
                    (b) can appropriately be made subject to a joint defense privilege, if relevant, under applicable United States law); (ii) with respect to attendance at meetings (whether in person or by telephone) with any prosecutor or law enforcement official, such prosecutor or law enforcement official expressly objects to such attendance; PROVIDED, however, that none of Investor NewCo its Affiliates or its or theirs advisors have affirmatively solicited any such objection and will, if reasonably requested by Hoechst, use reasonable efforts to overcome any such objection or respective concerns; or (iii) the communication, information or matter with respect to which Hoechst seeks access or otherwise could seek access relates to the exercise, performance or enforcement by Investor NewCo or any other person of its or their rights or obligations against or with respect to Hoechst under this Section 4.23. In addition, Hoechst undertakes that, with respect to any particular exercise by Hoechst of any participation right given to Hoechst under this para. (b), Hoechst will use its reasonable best efforts to exercise (or refrain from exercising) such right in a manner which at the time reasonably takes into account (applying the standard of a reasonable business person (ORDENTLICHER KAUFMANN) the protection and furtherance of the respective interests of both (i) Investor NewCo, its Affiliates and its principal ultimate shareholders and (ii) Hoechst and its principal ultimate shareholder and such shareholder's Subsidiaries.

                    It is acknowledged that in all events Investor NewCo may conduct or commission an audit or investigation of past transactions or activities of Messer Group Companies and may disclose any result of such audit or investigation, or any other information or findings, to any Governmental Entity (including any law enforcement official or authority), subject always to para. (d) below.

                    It is furthermore agreed that in the event of non-compliance by Investor NewCo with an exercise by Hoechst of its participation rights set forth in this para. (b), Hoechst shall in addition to any other rights under this Section
                    4.23 be entitled (but not obligated) to seek to enforce such participation rights through an action for specific performance; PROVIDED that Hoechst shall not be entitled to seek such specific performance if and to the extent that Investor NewCo waives its related rights to Export Control Indemnification under this Section 4.23.

             (c) Investor NewCo shall, in connection with any settlement or resolution of any Covered Claim II, consider causing each applicable Controlled Messer Company to agree to and comply with any conduct obligation to be reasonably required by any Governmental Entity in connection with any settlement or resolution of such Covered Claim II. Any damages resulting from the imposition of any such conduct obligation, OTHER than any direct cost thereof (beyond the costs associated with adoption of the MGG Compliance Program) and other than losses of profits or other costs which are the direct, proximate result thereof, shall not constitute an indemnifiable Loss under this Section 4.23.

             (d) The right of Investor NewCo to indemnification pursuant to this Section 4.23 shall furthermore be subject to limitation or reduction (including to zero), in accordance with the provisions of this Section 4.23 and determined in accordance with para. (e) below, if and to the extent Investor NewCo fails to direct the handling of the matter which is the subject of such indemnification, including any activity regarding any audit, information gathering or investigation or any use or disclosure referred to in para. (b) above, the defense of any Covered Claim II or any settlement or resolution thereof, in a manner which at such time reasonably took into account (applying the standard of a reasonable business person (ORDENTLICHER KAUFMANN)), the protection and furtherance of the respective business and reputational interests of both (i) Investor NewCo, its Affiliates and its principal ultimate shareholders and (ii) Hoechst and its principal ultimate shareholder and such shareholder's Subsidiaries. For the avoidance of doubt: such interests of Hoechst shall be limited to those then actually known by Investor NewCo and in any event shall include the cost to it of any payment required to be made by Hoechst pursuant to this Section 4.23.

                    Except as and to the extent provided by the foregoing,
                    Section 6.7 shall not apply to the indemnification provided for in this Section 4.23 and Investor NewCo shall have no further duty to mitigate the amount of any Losses for which Hoechst is obligated to indemnify Investor NewCo pursuant to this Section 4.23.

             (e) In the event an arbitral tribunal (or court of law in case of interim proceedings) constituted under Section 12.16 hereunder is called upon to determine whether a failure has occurred which could result in Investor NewCo's right to indemnification pursuant to this Section 4.23 being subject to limitation or reduction, i.e. (x) whether and to what extent Investor NewCo has failed to comply with the obligations or standards set forth in any of para. (a) through (d) of this Section 4.23 and (y) whether such failure resulted in the Loss for which Investor NewCo seeks indemnification under this Section 4.22 being greater in any material respect than it would have been absent such failure, (hereafter a "COMPLIANCE FAILURE II"), the arbitral tribunal shall apply the following special rule of evidence:

                    A Compliance Failure II shall be determined to have occurred if and only if Hoechst can demonstrate that such Compliance Failure II occurred. After it has been determined that a Compliance Failure II has occurred, the arbitral panel shall apply Section 287 of the German Civil Procedure Code with respect to the determination of the amount by which such a Compliance Failure II resulted in any Loss being greater than it would have been absent such Compliance Failure II, which excess amount shall then be the amount by which Investor NewCo's right to indemnification shall be reduced in respect of such Compliance Failure II.

                  However, if the Compliance Failure II that has been determined to have occurred consists of an intentional and substantial failure of Investor NewCo or its relevant Affiliate to comply with para. (b) above, the amount by which such Compliance Failure II resulted in any Loss being greater than it would have been absent such Compliance Failure II shall be determined by the arbitral panel solely based on what it deems fair and equitable (EX AEQUO ET BONO), and such excess amount shall then be the amount by which Investor NewCo's right to indemnification shall be reduced in respect of such Compliance Failure II. For the avoidance of doubt: The foregoing shall not authorize the arbitral panel to deviate from the standards set forth in para. (a) through (d).

            If and to the extent a settlement of a Covered Claim II is to involve the payment to or on behalf of a customer, supplier or competitor of any Messer Group Company, the obligations of Investor NewCo shall not enter into and shall not cause or permit any Messer Group Company to enter into such settlement, without the prior written consent of Hoechst which consent shall not be unreasonably withheld or delayed. In no event shall any intentional non-performance or termination of a contract, transaction or obligation which may give rise to an Export Control Indemnification be considered a breach of any obligation of Investor NewCo hereunder.

            It is acknowledged that a substantial due diligence effort has been made prior to and after the execution of the Messer BCA with respect to, among other things, the export activities of the Messer Group. On the basis of such effort and the results thereof, Hoechst does not currently believe that any past export activities of the MGG Group violated Applicable Law in any material respect. In no event shall such due diligence effort or the results thereof, or the aforementioned belief of Hoechst, be deemed to limit in any respect the scope of the Export Control Indemnification or any related rights of Investor NewCo.

            Any claims of Investor NewCo under this Section 4.23 are subject to
            Section 6.6, PROVIDED that the limitation date for purposes hereof shall be the 5th anniversary of the Closing Date. It is understood that any infor-mation exchanged by the parties under this Section 4.23 shall be subject to the confidentiality undertaking contained in Section 12.12."

      2.10 NEW SECTIONS 4.24 - 4.26. Section 4 will be supplemented by the addition of new Sections 4.24 through 4.26, as follows:

            "4.24 INDEMNIFICATION RELATING TO CERTAIN INTERIM MATTERS. Hoechst
                  agrees to indemnify Investor NewCo, subject to the Pro Rata Principle, from any and all Losses directly or indirectly suffered by any Messer Group Company arising out of

                  (i) any failure of the Section 3.1(s) Certificate to be true and correct in all respects on and as of the Closing Date,

                  (ii) any failure of any responses to any Questionnaire, as made available to Investor NewCo immediately prior to the execution of this Amendment Agreement, and as updated pursuant to any Questionnaire Updates delivered prior to the Closing Date, to be true, correct in all respects and not misleading in all respects, all with respect to its disclosure of any Undesired Business Activity of a Controlled Messer Company to the extent addressed by the Questionnaire,

                  (iii) any failure of the Section 3.1(u) Certificate to be
                        true and correct in all respects on and as of the Closing Date (including as a result of any failure of updated information to be supplied as required by the Instruction Letters) to the extent such failure relates to an Undesired Business Activity of a Controlled Messer Company, or

                  (iv) any failure of the Section 3.1(v) Certificate to be true and correct in all respects on and as of the Closing Date, unless the matter causing the Section 3.1(v) Certificate not to be true and correct was fairly disclosed in the materials referred to in Section 3 below.

                  For purposes of the indemnity set forth in this Section 4.24, the Losses with respect to any failure referred to in the foregoing clauses (i) - (iv) shall be solely comprised of the out-of-pocket costs incurred by the respective Messer Group Company as a result of immediately terminating or discontinuing the contract, transaction, obligation, arrangement, practice, condition or circumstance (collectively the "BUSINESS RELATIONSHIP") which is the subject of such failure, including without limitation any such costs relating to any intentional non-performance or termination of any such Business Relationship on the part of such Messer Group Company because such Business Relationship constitutes an Undesired Business Activity (e.g., the indemnity does apply if the Business Relationship is terminated due to the existence of an Undesired Business Activity, and does not apply if such termination is for other reasons, such as non-profitability), and the costs of any related claims by any third party or the costs of settling or resolving any such claim.

                  It is understood that any claims of co-shareholder in any Messer Group Company (in its capacity as such) caused by (i) the existence of the Questionnaire and the Instruction Letters, for (ii) the preparation of the responses to the Questionnaire, (iii) the compliance with the Instruction Letters, or (iv) the termination of any business activities in connection with the foregoing shall not constitute a Loss to be indemnified by Hoechst under this Section 4.24.

                  Section 6 shall be applicable for any claims of Investor NewCo hereunder as follows:

                  Section 6.1 shall not be applicable. Section 6.2 shall be applicable, subject to the modifications herein. Section 6.3 shall be applicable; PROVIDED that the applicable De Minimis Amount shall be EUR 100,000 and the Threshold and the Guarantee Cap shall not be applicable; PROVIDED further that Investor NewCo shall only be entitled to any indemnification claims hereunder to the extent such claims exceed a total amount of EUR 1,000,000 (the "BASKET"), and then only amounts in excess of the Basket; PROVIDED further that Hoechst's aggregate liability under this Section 4.24 shall not exceed an amount of EUR 20,000,000. Sections 6.4, 6.5 and 6.6 shall be applicable; PROVIDED that for purposes of Section 6.6 the relevant limitation date shall be September 30, 2001. Sections 6.7, 6.8, 6.10 and 6.11 shall not be applicable. Section 6.9 shall be applicable MUTATIS MUTANDIS. Sections 6.12 through
                  6.16 are without relevance hereunder."

            "4.25 MGG COMPLIANCE PROGRAM. During the period prior to the
                  Closing, Hoechst and MIG agree to cause MGG to cooperate with respect to, and to direct the senior management of MGG to facilitate, the adoption and implementation of the MGG Compliance Program."

            "4.26 SPECIAL PAYMENT ACTIVITIES. Except for matters to be indemnified by Hoechst pursuant to Section 4.22, Hoechst shall indemnify Investor NewCo, subject to the Pro Rata Principle from any and all Losses directly or indirectly suffered by Investor NewCo or any Messer Group Company arising out of or resulting from, directly or indirectly, any Special Payment Activities engaged in by any Controlled Messer Company since January 1, 1995. The provisions of Section 6 (other than Sections 6.1 and 6.10) shall apply, as if this Section 4.26 were a Guarantee pursuant to Section 5.5 et seqq.; PROVIDED that the applicable De Minimis Amount shall be EUR 250,000 and the Threshold shall not apply and PROVIDED further that the limitation date (cf. Section 6.6) for purposes hereof shall be the 5th anniversary of the Closing Date."

      2.11 AMENDMENT OF SECTION 5.17. Section 5.17 shall be amended to read as follows:

            "5.17 OTHER LIABILITIES. Other than guarantees referred to in
                  Section 5.10(a)(iv), and (i) to be disclosed in the Exhibits to this Section 5 or (ii) involving not more than EUR 2,500,000, there are (A) no liabilities exceeding an amount of EUR 25,000,000 in the aggregate of any Material Messer Company for circumstances attributable to the time prior to the date hereof which are (as to the internal relationship) solely stemming from any obligations of the Messer Group Companies other than the Material Messer Companies and (B) no liabilities of the Messer Group Companies listed in EXHIBIT 5.17."

      2.12  NEW SECTION 12.1. Section 12.1 shall be amended to read as follows:

            "12.1 MIG RIGHTS. MIG hereby agrees that the transactions
                  contemplated by this Agreement will be consummated, and waives all rights of first refusals or other preference rights it may have with respect to the sale and transfer of the Hoechst-MGG Share. MIG and Hoechst shall procure that all legal formalities required under the articles of association of MGG for the implementation of the transactions contemplated by this Agreement will be fulfilled. Subject to the foregoing, nothing contained in this Agreement shall be construed such as that MIG waives any of its rights under the current articles of association in force as of today attached as EXHIBIT 12.1(a) for documentary purposes only (the "MGG-ARTICLES 2000") or under the agreement in principle attached as EXHIBIT 12.1(b) (the "GRUNDSATZVEREINBARUNG"); PROVIDED that Hoechst, Hoechst
                  NewCo II and MIG are in agreement that prior to the execution of the Share Loan Agreement (cf. Section 2.6) the GRUNDSATZVEREINBARUNG shall be terminated and new articles of association of MGG will be notarised. The MGG-Articles 2001 shall from the moment of their resolution and thus before their entry into the commercial register enter into full force and effect and become binding for the shareholders of MGG and the corporate bodies of MGG. To the extent any resolution under the MGG-Articles 2001 requires a majority vote of more than 51%, Hoechst NewCo II - to the extent Hoechst is the direct or indirect majority shareholder of MGG - shall only give its consent to such resolutions if a corresponding approving vote has been passed by the general shareholders' meeting of Hoechst NewCo II pursuant to Section 119 Subsection 2 of the German Stock Corporation Act (AKTIENGESETZ) with a majority at least equaling the one required. Any rights of MGG and Hoechst under said GRUNDSATZVEREINBARUNG otherwise remain in full force and effect until the Closing Date. For the avoidance of doubt: If for any reason the Closing Date does not occur, any and all rights and obligations of Hoechst and MGG under the MGG-Articles 2000 and THE GRUNDSATZVEREINBARUNG remain unaffected. In the event that

                  (i)   the Closing is not consummated, or

                  (ii) this Agreement will be dissolved (AUFHEBUNG) or rescinded (RUCKABWICKLUNG), or

                  (iii) the Call Option is exercised, but neither the
                        Counter-Call Option nor the Counter-Put Option is exercised or Hoechst prevents the consummation of such options in violation of this Agreement,

                 Hoechst and Hoechst NewCo III hereby undertake everything on their side towards MIG

                 (a) to reestablish the shareholdings in MGG as existing immediately prior to the Closing and to reinstate into full force and effect and without undue delay the MGG-Articles 2000 and the GRUNDSATZVEREINBARUNG and

                 (b) as of the date of one of the aforementioned events (i) to (iii), and until the re-entering into full force and effect of the MGG-Articles 2000 and the GRUNDSATZVEREINBARUNG, to put MIG into the position as if the MGG-Articles 2000 and the GRUNDSATZVEREINBARUNG would be in force, PROVIDED that Hoechst shall be granted the possibility to undo the Share Loan Agreement between Hoechst NewCo III and Hoechst prior to such reinstatement without undue delay, so that the MGG-Articles 2000 and the GRUNDSATZVEREINBARUNG will only re-enter into full force and effect after the rescission (RUCKABWICKLUNG) of such Share Loan Agreement.

                        For purposes of clarification: MIG, Allianz Capital Partners GmbH and GS Funds have entered into a separate agreement as of the date hereof, whereby MIG undertakes to contribute the MIG-MGG Share to Hoechst NewCo II and receive a shareholding of 33 1/3% of the stated capital (GRUNDKAPITAL) of Hoechst NewCo II as consideration. MIG undertakes not to change such shareholding amount of 33 1/3% without the prior consent of Hoechst."

3.    ADDITIONAL DISCLOSURES; UPDATED MESSER GROUP CHART

      3.1 ADDITIONAL DISCLOSURES. Prior to the notarization hereof, Hoechst has provided to Investor NewCo a set of information collected in connection with the Questionnaires and relating to certain present and past activities of the Messer Group. The receipt of such information and its content is hereby confirmed by Investor NewCo. Such information is deemed disclosed to Investor NewCo for purposes of Section 5.20 of the Messer BCA. The foregoing shall in no event be deemed to limit, or to apply to, Section 3.1(m) or any related right of Investor NewCo.

      3.2 UPDATED MESSER GROUP CHART. Pursuant to Section 5.1 of the Messer BCA, the list contained in Exhibit C of the Messer BCA is attached in its updated version as EXHIBIT M hereto; the parties acknowledge that any transactions contemplated by the Agreement or this Amendment Agreement are not reflected in EXHIBIT M.

4.    FINANCING OF SINGAPORE OPERATIONS; DISPROPORTIONATE GUARANTEES

      4.1 TEXACO TRANSACTION AGREEMENT. The parties have taken notice and approve of MGG having executed with Texaco Nederland B.V. ("TEXACO"), an agreement dated March 29, 2001 (the "TEXACO TRANSACTION AGREEMENT"). As a result thereof, MGG made a cash payment to Texaco in the amount of US$ 15,139,143.87
            (DM 33,574,772.38) on March 31, 2001. Of such amount and internally as between Hoechst and MGG and subject to the occurrence of the Closing Date, Hoechst will bear US$ 10,092,762.58 (DM 22,383,181,59) (the "TEXACO PORTION") and MGG will bear the remainder in accordance with the terms of the Singapore Separation Agreement to be executed at the Closing Date; these amounts shall be deemed Shareholder Loans as defined in and for purposes of the Singapore Separation
            Agreement and shall be included in the promissory notes to be issued under Section 4.5 of the Singapore Separation Agreement. On
            April 18, 2001, Hoechst granted MGG a shareholder loan in the amount of EUR 11,300,000.00 (DM 22,100,879.00). Subject to the occurrence of the Closing Date, this amount will be set off on the Closing Date against the Texaco Portion. As a consequence, on the Closing Date, Hoechst owes MGG an amount of DM 282,302.59 (the "TEXACO BALANCE") in connection with the Texaco Transaction Agreement.

      4.2 SSPL BANK DEBT. As a further result of the Texaco Transaction Agreement, the parties acknowledge that MGG committed itself vis-a-vis Texaco that the bank debt of Singapore Syngas Pty. Ltd. ("SSPL") will be repaid at the latest on June 30, 2001.

      4.3 IMPLEMENTATION OF SINGAPORE SPV. The parties assume that they will establish the Singapore SPV as provided for in the Messer BCA at the Closing Date. In case that such establishment will not occur at the Closing Date, they will treat each other as if such establishment had had occurred as of the Closing Date and will establish the Singapore SPV as soon as possible.

      4.4 HOECHST CLOSING AMOUNT. The parties agree that the Hoechst Closing Amount as defined in and owed under the Singapore Separation Agreement amounts to DM 51,422,438.

      4.5 CELANESE SETTLEMENT. Furthermore, the parties acknowledge that as a result of a certain settlement agreement by and among Singapore Syngas Pty. Ltd. and Celanese Singapore Pte. ("CELANESE"), MGG and Texaco (the "CELANESE SETTLEMENT AGREEMENT"), MGG agreed to make a cash payment to Celanese in the amount of US$ 26,500,000 (DM 58,189,620.52). Of such amount and internally as between Hoechst and MGG subject to the occurrence of the Closing Date, Hoechst bears an amount of US$ 17,666,666 (DM 38,793,080.34) (the "CELANESE PORTION") and MGG bears an amount of US$ 8,833,334 (DM 19,396,540.18) in accordance with the terms of the Singapore Separation Agreement to be executed at the Closing Date; these amounts shall be deemed Shareholder Loans as defined in and for purposes of the Singapore Separation Agreement and shall be included in the promissory notes to be issued under Section 4.5 of the Singapore Separation Agreement. On March 30, 2001, Hoechst granted MGG a shareholder loan in the amount of EUR 19,834,961 (DM 38,793,812). This amount will, subject to the occurrence of the Closing Date, be set off on the Closing Date against the Celanese Portion. As a consequence, on the Closing Date MGG owes to Hoechst an amount of DM 731.65 (the "CELANESE BALANCE") in connection with the Celanese Settlement Agreement. Any future damage payments to be made by MGG pursuant to the Celanese Settlement Agreement prior to the Closing Date will be borne and payable by Hoechst and MGG in a ratio of 66 2/3% (Hoechst) and 33 1/3% (MGG), subject to the terms of the Singapore Separation Agreement.

      4.6 DISPROPORTIONATE GUARANTEES. The parties agree that on the Closing Date, subject to the occurrence of the Closing Date, Hoechst has to pay DM 18,367,805.15 (the "BOMBAY OXYGEN PAYMENT") under
            Section 4.17(m) of the Messer BCA. MGG hereby assigns, subject to the occurrence of the Closing Date, its and the relevant banks'
            (to the extent MGG has or will receive such claims of the banks) payment claims against Bombay Oxygen Corporation Limited in the partial amount of DM 18,367,805.15 to Hoechst which accepts such assignment. Without undue delay after the Closing Date, MGG shall deliver to Hoechst a written confirmation of such assignment.

      4.7 HOECHST CLOSING BALANCE. As a result of the various balances in and as a discharge of its obligation under this Section 4, Hoechst owes MGG on the Closing Date, subject to the occurrence of the Closing Date, an amount of DM 70,071,814.08 which amount is to be deducted by DM 571,814.08 as a handling fee, so that the amount to be paid by Hoechst amounts to DM 69,500,000 (the "HOECHST CLOSING BALANCE") to the bank account no. 0944488, Deutsche Bank AG, Bank Code
            500 700 10, SWIFT: DEUTDEFF. The Hoechst Closing Balance is calculated as follows: DM 282,302.59 (Texaco Balance) +
            DM 51,422,438 (Hoechst Closing Amount)./. DM 731.66 (Celanese Balance) + DM 18,367,805.15 (Bombay Oxygen Payment)./. 571,814.08
            (handling fee). The calculation of the Hoechst Closing Balance (without the handling fee) is summarized for clarification purposes in the chart attached as EXHIBIT 4.7. Section 12.14 of the Messer BCA shall apply, so that Hoechst can verify the various amounts and balances in this Section 4 and under the Singapore Separation Agreement. Any overpayments or shortfalls will be balanced by the parties promptly.

5.    ANTITRUST FILINGS

      With reference to Section 4.9(d) the parties confirm, without assuming any liability, that in their opinion as of the date hereof, no further antitrust filings as referred to in Section
      3.1 (c) of the Messer BCA will be required for the possible transactions in 2002 (i.e., Call Option and Counter-Call Option or Counter-Put Option, Forward Sale Agreements I and II). If any party comes to a conclusion different from the foregoing, it shall inform the other parties thereof promptly.

6.    MISCELLANEOUS

      6.1 The Messer BCA, as supplemented by this Agreement, is and shall continue to be in full force and effect. For the avoidance of doubt: This amendment agreement shall not have any effect on the validity of the amendment to the Messer BCA dated 30 March 2001.

      6.2 The parties may agree to restate the Messer BCA in its entirety to reflect the amendments made to the Messer BCA as first executed. In case of differences this deed shall prevail.

     This Deed and its Exhibits were read to the persons appeared in the presence of the notary, with the exception of Exhibits C and 4.7, which were presented to the appeared for inspection, the parties waiving to have them read aloud, signing each page of them; the deed was approved by the parties and signed by them and by the notary as follows:

/s/ Konrad Wartenberg
/s/ K.P. Weber
/s/ Christof Jackle
/s/ A. Kossmann
/s/ Andrea Eggenstein
/s/ David Wende, Notarvertreter